[DOMINION LOGO]

DOMINION ANNOUNCES 2001 OPERATING EARNINGS

OF $4.17 PER SHARE

  Company provides earnings outlook and guidance for 2002 to 2004

  Conference call scheduled for 10:00 a.m. ET today

RICHMOND, Va., January xx24, 2002 - Dominion (NYSE: D) announced today unaudited consolidated operating earnings for the 12 months ended December 31, 2001 of nearly $1.1 billion ($4.17 per share), compared with earnings of $787 million ($3.33 per share) in 2000.

Operating earnings for 2001 exclude special after-tax charges of $97 million (38 cents per share) resulting from Dominion's estimated Enron exposure; $136 million (54 cents per share) related to the buyout of power purchase contracts and non-utility generating units previously serving the company under long-term contracts; $25 million (10 cents per share) associated with the divestiture of Saxon Capital Inc.; $68 million (27 cents per share) in restructuring charges associated with a senior management restructuring initiative announced in November and other restructuring costs; and $183 million (73 cents per share) from a write-down of Dominion Capital assets.

Operating earnings for 2000 exclude special after-tax charges of $198 million (84 cents per share) in restructuring and merger-related expenses; $187 million (79 cents per share) associated with the write-down of Dominion Capital assets; as well as after-tax gains of $13 million (6 cents per share) from the sale of Corby Power Station and $21 million (9 cents per share) from the cumulative effect of pension accounting changes.

Reported net income for the 12 months ended December 31, 2001 was $544 million ($2.15 per share), compared with $436 million ($1.85 per share) in 2000.

Selected 2001 highlights include:

    Added 2,617 megawatts of generation to existing portfolio, a 14 percent increase;
    Increased gas and oil reserves 77 percent to 4.93 trillion cubic feet equivalent;
    Added 48,725 new gas and electric franchise customers;
    Reduced debt to total capitalization ratio from 61.6 percent to 58.9 percent;
    Restructured officer ranks, reducing the number of officers by 25 percent;
    Trained 125 Six Sigma black belts and implemented Six Sigma company- wide.

Thos. E. Capps, chairman, president and chief executive officer, said:

"2001 was both challenging and rewarding. We are pleased to report solid results and reaffirm our expectations for continued stable growth going forward during these difficult times. The ability to deliver solid financial performance in today's environment demonstrates the durability of Dominion's earnings power and the value of our integrated model."

Full-year earnings breakdown by operating segment

Dominion Energy, the company's electric generation and gas pipeline business segment, earned $723 million ($2.86 per share) in 2001, up from 2000 operating earnings of $489 million ($2.07 per share). Dominion Energy's results reflect the addition of a full year of Consolidated Natural Gas Company's (CNG) pipeline operations, customer growth in the company's electric service area, lower capacity costs resulting from the termination of third-party generation contracts, a reduction in depreciation expenses resulting from the application for relicensing of the company's nuclear units in Virginia, and the acquisition of Millstone power station, partially offset by mild weather in the company's electric service area.

Dominion Delivery, the company's electric and gas distribution and customer service segment, earned $366 million ($1.45 per share), compared to 2000 operating earnings of $339 million ($1.43 per share). Dominion Delivery's results reflect the addition of a full year of CNG's local distribution operations and customer growth in the company's service areas, partially offset by mild weather.

Dominion Exploration & Production (E&P), the company's gas and oil exploration and production unit, earned $320 million ($1.27 per share) in 2001, up from $255 million ($1.08 per share) in the prior-year period. The increase is primarily attributable to the addition of a full year of CNG, the acquisition of Louis Dreyfus Natural Gas Corp. (Louis Dreyfus), and higher average realized gas prices, partially offset by higher operating expenses.

Dominion Capital, the financial services subsidiary, reported a loss of $14 million (6 cents per share) in 2001, compared to income of $11 million (4 cents per share) in 2000. Pursuant to regulatory agreements reached as part of its merger with CNG, Dominion has agreed to divest Dominion Capital. Suspension and sale of various operations had an effect on earnings; principally attributable to the lack of securitization gains following the sale of Saxon Mortgage and lower fee and interest income, partially offset by lower interest expense.

Fourth-quarter earnings breakdown by operating segment

Consolidated operating earnings for the fourth quarter ended December 31, 2001 were $231 million (89 cents per share), compared to operating earnings of $144 million (59 cents per share) in the fourth quarter of 2000. Fourth-quarter 2001 earnings exclude special after-tax charges of $97 million (37 cents per share) resulting from Dominion's estimated Enron exposure; $68 million (27 cents per share) in restructuring charges associated with a senior management restructuring initiative and other restructuring costs; and, $183 million (70 cents per share) from a write-down of Dominion Capital assets. Fourth-quarter 2000 earnings exclude special after-tax charges of $38 million (15 cents per share) in restructuring and merger-related expenses.

Dominion Energy contributed $127 million (49 cents per share) to fourth-quarter 2001 operating earnings, up from $67 million (28 cents per share) in the fourth quarter of 2000. The change in Dominion Energy's fourth-quarter 2001 earnings is primarily attributable to customer growth in the company's electric service area, lower capacity costs resulting from the termination of third-party generation contracts, a reduction in depreciation expenses resulting from the application for relicensing of the company's nuclear units in Virginia, and the acquisition of Millstone power station, partially offset by warmer-than-normal weather in the company's electric service area.

Dominion Delivery earned $93 million (36 cents per share) in its fourth quarter, up from $78 million (32 cents per share) for the same period in 2000. Dominion Delivery's fourth-quarter earnings reflect lower bad debt expense and lower operating costs, partially offset by warmer-than-normal weather in the company's electric and gas service areas.

Dominion Exploration & Production contributed $86 million (33 cents per share) to fourth-quarter 2001 operating earnings, up from $81 million (33 cents per share) in the fourth quarter of 2000. The change in Dominion E&P's fourth-quarter earnings is primarily attributable to higher production from Louis Dreyfus, partially offset by lower average realized prices.

Dominion Capital posted operating earnings of $2 million (1 cent per share) for the quarter, compared to a loss of $1 million (1 cent per share) in the fourth quarter of 2000.

Legal entity results

While Dominion has restructured its daily operations as described above, assets remain wholly-owned by its legal subsidiaries, Virginia Electric and Power Co. (Virginia Power), Consolidated Natural Gas Company, and Dominion Energy Inc. (DEI), pending full implementation of electric and gas deregulation legislation in the company's service areas.

Operating earnings for Virginia Power, the company's electric utility, were $2.32 per share in 2001, compared to operating earnings of $2.41 per share in 2000. Operating earnings for CNG, the company's natural gas utility and exploration and production concern, were $2.00 per share in 2001, compared to 2000 operating earnings (since the Dominion/CNG merger closed January 28, 2000) of $1.45 per share. DEI, the company's independent power and natural gas subsidiary, earned $1.24 per share in 2001, compared to 36 cents per share in 2000.

Fourth-quarter 2001 operating earnings for Virginia Power were 17 cents per share, compared to 25 cents per share in the fourth quarter of 2000. Fourth-quarter 2001 operating earnings for CNG were 68 cents per share, compared to 42 cents per share in 2000. DEI earned 36 cents per share in the fourth quarter of 2001, compared to 10 cents per share in the fourth quarter of 2000.

Earnings outlook and general guidance

Dominion expects earnings of $4.90 to $4.95 per share in 2002 and then earnings per share growth at a compound annual rate of ten percent after 2002, which, for any single year, could range from high single-digit, year-over-year growth to low double-digit growth. Dominion has hedged about two-thirds of its expected 2002 gas and oil production at prices well above $3.00 per thousand cubic feet equivalent. Dominion has committed about 85 to 90 percent of its generation portfolio, consisting of about 70 to 75 percent committed to serve its franchise customer base, and an additional 15 percent sold to other customers.

Dominion expects gas and oil production of approximately 450 billion cubic feet equivalent in 2002, and expects production growth to be in the 15 to 20 percent annual range over the following two years, as a result of two recent, significant discoveries, Devil's Tower and Front Runner, as well as other exploration and development projects.

Other drivers of earnings and cash flow growth in 2002 and beyond include an additional 10 months of earnings contribution from Louis Dreyfus, the acquisition of which closed in the fourth quarter of 2001, the discontinuance of goodwill amortization, growth in the company's franchise gas and electric service territories, growth in earnings contribution from the Dominion Energy Clearinghouse, earnings contribution from new generation, lower interest rates, significant recurring savings from cost-cutting and the company-wide implementation of Six Sigma, which began in full-force this month with 125 fully-trained "Black Belts." In 2002, the positive earnings drivers are expected to more than offset the general decline in commodity prices. The resumption of more normal weather patterns and the stabilization of commodity prices are important assumptions for Dominion's outlook.

Capps said: "Most investors do not fully understand the new Dominion. Beginning in 1998, Dominion began a transformation from a regulated electric utility holding company with strict limitations on its ability to produce attractive returns for its owners. Since then, Dominion has been dramatically transformed into an integrated energy company with the majority of its earnings effectively unregulated. Over the past three years, Dominion has been reshaped into an entity with the single purpose of becoming the nation's premier energy company poised to deliver superior long-term value to its customers, owners and debt investors."

Conference call for investors / media

Dominion will host a conference call for investors at 10 a.m. ET, on Thursday, January 24. Dominion management will review fourth-quarter and full-year 2001 earnings to be released that morning. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial

800-314-7867. International investors should call 719-219-0214. The confirmation number required to join the call is 533654. Participants should dial in five to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors.

A tape recording of the conference call will be available from approximately

1 p.m. ET, January 24, through 11 p.m. ET, January 29. Domestic investors may access the recording by dialing 888-203-1112. International callers should dial 719-457-0820 to access the recording. The access code for the replay is also 533654. A replay of the conference call also will be available on the company's investor information page by the end of the day on January 24.

Dominion is one of the nation's largest producers of energy, with a production capability of more than 3 trillion British Tthermal Uunit TUof energy per day. Dominion has a diversified and integrated energy portfolio consisting of 22,000-megawatts of generation, 4.9 trillion cubic feet equivalent of natural gas reserves, 7,600 miles of natural gas transmission pipeline and the nation's largest underground natural gas storage system with more than 950 billion cubic feet of storage capacity. Dominion also serves 3.8 million franchise natural gas and electric customers in five states. In addition, Dominion owns a managing equity interest in Dominion Fiber Ventures LLC, owner of Dominion Telecom. For more information about Dominion, visit the company's web site at www.dom.com.

.

This release contains forward-looking statements that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, trading counterparty credit risks, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

###

Media Contacts: Mark G. Lazenby (804) 819-2042

Hunter A. Applewhite (804) 819-2043

Analyst Contacts: Thomas P. Wohlfarth (804) 819-2150

Joseph G. O'Hare (804) 819-2156